As filed with the Securities and Exchange Commission on May 26, 2004

Registration No. 333-75238

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2703799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Prudential Plaza

751 Broad Street

Newark, New Jersey 07102

(Address of Principal Executive Offices)

PSI 401(k) PLAN

(Full title of the Plan)

John M. Liftin

Senior Vice President and General Counsel

Prudential Financial, Inc.

Prudential Plaza

751 Broad Street

Newark, New Jersey 07102

(973) 802-7001

(Name, address and telephone number of agent for service)

DEREGISTRATION OF SECURITIES

On December 14, 2001, Prudential Financial, Inc. (“Prudential”) filed a registration statement on Form S-8, No. 333-75238 registering 10,000,000 shares of Prudential’s common stock, par value $.01 per share (“Common Stock”), for issuance by Prudential under the PSI 401(k) Plan. Additionally, Form S-8 No. 333-75238 registered an indeterminate amount of interests to be offered or sold under the PSI 401(k) Plan.

Pursuant to the terms of the Retail Brokerage Company Formation Agreement, dated as of February 19. 2003, by and between Wachovia Corporation (“Wachovia”) and Prudential (the “Agreement”), Prudential and Wachovia transferred their respective retail brokerage businesses to Wachovia Securities, LLC, a Delaware limited liability company (“Wachovia Securities”) owned indirectly by Wachovia and Prudential. As set forth under the Agreement and as part of this transaction, Prudential transferred the sponsorship of the PSI 401(k) Plan to Wachovia. The PSI 401(k) Plan ceased offering the Common Stock as an investment option for new investment as of the Closing Date of the transaction (July 1, 2003), and PSI 401(k) Plan participants were required to transfer all amounts invested in the Common Stock Fund under the PSI 401(k) Plan into other investment options under the Plan no later than the end of the “Transition Period” (December 31, 2003).

During 2002 and 2003, PSI 401(k) Plan participants had previously directed the purchase of approximately 1.2 million shares of Common Stock in the Common Stock Fund. As of December 31, 2003, and pursuant to the terms of the Agreement, all previously held shares of common stock had been liquidated, and no further shares of Common Stock could be issued under Form S-8, No. 333-75238 in respect of the PSI 401(k) Plan. Prudential hereby amends Form S-8 No. 333-75238 to deregister (i) all shares of Common Stock that remain unissued pursuant to the PSI 401(k) Plan and (ii) the indeterminate amount of plan interests that were previously registered.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-75238 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey on the 26th day of May, 2004.

PRUDENTIAL FINANCIAL, INC.

By:	/S/ MARK B. GRIER

Mark B. Grier Vice Chairman

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statements No. 333-75238 has been signed by the following persons in the capacities indicated on this 26th day of May, 2004.

Signatures	Title

* Arthur F. Ryan	Chairman, Chief Executive Officer, President and Director

* Richard J. Carbone	Chief Financial Officer (Principal Financial Officer)

* Anthony S. Piszel	Controller

* Franklin E. Agnew	Director

* Frederic K. Becker	Director

* Gilbert F. Casellas	Director

* James G. Cullen	Director

* William H. Gray, III	Director

* Jon F. Hanson	Director

* Glen H. Hiner	Director

* Constance J. Horner	Director

* Ida F. S. Schmertz	Director

* Richard M. Thomson	Director

* James A. Unruh	Director

* Stanley C. Van Ness	Director

*By:	/S/ MARK B. GRIER
Mark B. Grier Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the [Wachovia Benefits Committee] administering the PSI 401(k) Plan certifies that it has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-75238 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina on the 26th day of May, 2004.

PSI 401(k) PLAN

By:	/S/ BENJAMIN J. JOLLEY

Benjamin J. Jolley Senior Vice President and Member of the Wachovia Benefits Committee (PSI 401(k) Plan Administrator)